FOR IMMEDIATE RELEASE:

Date:	July 26, 2006
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Increased Year to Date Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank, announced today the Company's results of operations for the six months and quarter ended June 30, 2006.

Net income for the Company for the six month period ended June 30, 2006 increased to $1.7 million, or $0.18 per diluted share, from $1.6 million, or $0.17 per diluted share for the same period of 2005. The increase in net income was primarily the result of increases in net-interest income before loan loss provision of $775,000 partially offset by a decrease in non-interest income of $162,000, and increases in loan loss provision of $115,000, non-interest expense of $350,000 and income tax expense $88,000.

The $775,000 increase in net interest income reflects a $916,000 increase in interest income partially offset by a $141,000 increase in interest expense. Interest income earned on the loan portfolio increased by $758,000, or 10.5%, due to growth of the average portfolio of 6.8% over the first half of 2005, as well as increased yields earned on variable rate loans. Income on investments decreased by $111,000, or 32.6%, from the same period last year due to maturities and sales of investment securities. Earnings on interest bearing deposits increased by $269,000 compared to the first six months of 2005, primarily due to increases in the yields earned on these balances. Yields on earning assets increased to 6.19% for the six months ended June 30, 2006, up from 5.81% for the same period in 2005.

The $141,000 year to date increase in interest expense reflects an increase in the Company's deposit interest expense of $207,000, partially offset by a decrease in interest expense on borrowings of $66,000. The Company's cost of funds on deposits increased to 1.72% for the six months ended June 30, 2006 from 1.40% for the same period in 2005, consistent with increases in prevailing market rates. The decrease in borrowing costs is attributable to a decrease in average balances of $4.7 million, or 34.3%. As a result of the foregoing changes in interest income and expense, the Company's net interest margin increased to 5.04% for the six months ended June 30, 2006 in comparison to 4.72% for the same period in 2005.

The Company recorded a provision for loan losses of $115,000 in the first six months of 2006 as compared to no provision in the same period of 2005. During the second quarter of 2005, the Company received net recoveries of $274,000 principally due to a large recovery on a commercial loan that had been charged off in fiscal 2000. Because of this recovery no provision was deemed necessary through the first half of 2005. The loan loss allowance as a percentage of total loans was 0.76% at June 30, 2006 in comparison to 0.77% at December 31, 2005. The allowance for loan losses as a percent of non-performing loans was 181.4% at June 30, 2006, as compared to 207.0% at the previous year end.

Non-interest income for the first half of 2006 decreased to $890,000 from $1.1 million for the same period in 2005. Included in 2005 non-interest income was a $167,000 reimbursement settlement of costs associated with the above mentioned prior year loan charge-off. Gains on securities sales in the first six months of 2006 decreased to $11,000 from $46,000 for the same period of 2005 as fewer securities were sold in the current year. Offsetting these variances in 2006 were increases in fee income, as well as $33,000 of increased cash surrender value on a recent investment in Bank owned life insurance.

Non-interest expense for the first half of 2006 was $5.2 million as compared to $4.9 million for the same period in 2005. The majority of this increase is attributable to stock based compensation and benefit plans as well as professional fees spent on strategic planning initiatives and ongoing Sarbanes Oxley compliance activities. The increase in income tax expense was primarily a result of higher pre-tax earnings.

Net income for the Company for the three-month period ended June 30, 2006 was $861,000, or $0.10 per diluted share, compared to $970,000, or $0.10 per diluted share for the same period in 2005. The decrease in net income was primarily attributable to a decline in miscellaneous non-interest income of $116,000 and increased non-interest expenses of $194,000. Partially offsetting these items was an increase in quarterly net interest income of $155,000 and a decrease in income tax expense of $46,000. The increase in second quarter net interest income equates to a 2006 quarterly net interest margin of 5.02%, as compared to 4.64% for the second quarter of 2005.

The decline in non-interest income is directly tied to the non-recurring settlement received in 2005, referenced in the year to date analysis above. The increase in non-interest expense was principally attributable to higher benefit costs and professional services, while the decrease in tax expense is primarily attributable to lower quarterly pre-tax income.

Total assets decreased to $298.7 million at June 30, 2006 from $308.9 million at December 31, 2005, principally due to purchases of treasury stock totaling $13.2 million in the second quarter of 2006. As referenced above, during the second quarter of 2006, the Company also invested in Bank owned life insurance policies on key employees in the amount of $8.0 million.

Charles M. Sprock, Chairman, CEO and President said, "Our ability to maintain and even grow net interest margin in a most difficult rate environment highlights the strength of our core banking business. In addition, I am pleased to report that we have been quite successful in our stock repurchase efforts, buying back in excess of 1 million shares in the past quarter."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 7.5 cents ($0.075) per share for stockholders of record at the close of business on August 11, 2006. The dividend is payable on August 25, 2006.

Forward-Looking Statements

This press release contains certain forward-looking statements, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution you not to place undue reliance on such forward-looking statements, which speak only as of the date made. Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the facts that affect our business.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

			As of
			June 30,	December 31,
			2006	2005
Selected Financial Condition Data:
Total assets			$298,652	$308,853
Loans, net			254,469	251,918
Securities			7,174	11,882
Cash and cash equivalents			17,608	34,235
Total deposits			204,006	201,468
Borrowings			8,877	9,374
Total shareholders' equity			80,996	93,478
Allowance for loan losses			1,954	1,960
Non-performing loans			1,077	947
Non-performing assets			1,131	947

	For the three months ended		For the six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Selected Operating Data:
Interest income	$4,387	$4,106	$8,794	$7,878
Interest expense	853	727	1,638	1,497
Net interest income	3,534	3,379	7,156	6,381
Provision for loan losses	0	0	115	0
Net interest income after provision for loan losses	3,534	3,379	7,041	6,381
Non-interest income:
Service charges and other income	466	565	879	1,006
Net gain on securities	0	17	11	46
Total non-interest income	466	582	890	1,052
Non-interest expense	2,601	2,407	5,239	4,889
Income before income taxes	1,399	1,554	2,692	2,544
Income tax expense	538	584	1,023	935
Net income	$ 861	$ 970	$1,669	$1,609

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

		For the three months ended		For the six months ended
		June 30,		June 30,
		2006	2005	2006	2005
Selected Financial Ratios and Other Data:
Performance Ratios:
Basic earnings per share		$0.10	$0.10	$0.19	$0.17
Diluted earnings per share		$0.10	$0.10	$0.18	$0.17
Return on average assets		1.14%	1.25%	1.10%	1.11%
Return on average equity		3.91%	4.20%	3.70%	4.99%
Net interest rate spread	1	4.36%	4.07%	4.38%
Net interest margin	1	5.02%	4.63%	5.04%	4.71%
Non-interest expense to average assets		3.43%	3.09%	3.45%	3.36%
Efficiency ratio	1	64.69%	60.42%	64.83%	65.48%
Average interest-earning assets to average interest-bearing liabilities		155.27%	157.49%	157.86%	140.48%

	As of
	June 30,	December 31,
	2006	2005
Equity Ratios:
Equity to assets	27.12%	30.27%
Book value per share	$9.20	$9.66

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.42%	0.37%
Nonperforming assets as percent of total assets	0.38%	0.31%
Allowance for loan losses as a percent of loans	0.76%	0.77%
Allowance for loan losses as a percent of non- performing loans	181.4%	207.0%

Notes:

1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.